Exhibit 10.29

Tidewater Inc.

Summary of Director Compensation Arrangements

as of January 1, 2014

For service as a non-management director, compensation is as follows:

•	An annual cash retainer of $60,000;

•	An additional annual cash retainer of $125,000 for the chairman of the board;

•	An additional annual cash retainer of $20,000 for the lead director (if any);

•	An additional annual cash retainer of $15,000 for the chair of each of the audit committee and the compensation committee, and $10,000 for the chair of each of the nominating and corporate governance committee and the finance and investment committee;

•	committee meeting fees of $1,500 per meeting;

•	An annual grant of deferred stock units under the Directors Deferred Stock Units Plan valued at date of grant at $115,000;

•	Reimbursement of reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors and its committees;

•	Participation in the company’s Gift Matching Program under which the company matches a director’s contribution to an educational institution or foundation up to $5,000 per year; and

•	For directors who were members of the board prior to March 31, 2006, accrued benefits under the now frozen Non-Qualified Pension Plan for Outside Directors of Tidewater.